EXHIBIT 21.1

LIST OF SUBSIDIARIES

ARM GP Holdings, Inc.

Alliance Resource Management GP, LLC

Alliance Resource Partners, L.P.

Alliance Resource Operating Partners, L.P.

Alliance Coal, LLC

Alliance Design Group, LLC

Alliance Land, LLC

Alliance Properties, LLC

Alliance Resource Properties, LLC

Alliance Service, Inc.

ARP Sebree, LLC

ARP Sebree South, LLC

Alliance WOR Properties, LLC

Alliance WOR Processing, LLC

Backbone Mountain, LLC

CR Services, LLC

Excel Mining, LLC

Gibson County Coal, LLC

Hopkins County Coal, LLC

MC Mining, LLC

Mettiki Coal, LLC

Mettiki Coal (WV), LLC

Mt. Vernon Transfer Terminal, LLC

Penn Ridge Coal, LLC

Pontiki Coal, LLC

River View Coal, LLC

Sebree Mining, LLC

Steamport, LLC

Tunnel Ridge, LLC

Warrior Coal, LLC

Webster County Coal, LLC

White County Coal, LLC

Matrix Design Group, LLC

All of the above entities are formed or incorporated, as the case may be, under the laws of the State of Delaware.